     As filed with the Securities and Exchange Commission on June 8, 1999

                                                  Registration No. 333-77387

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                          --------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          ARCHSTONE COMMUNITIES TRUST
             (Exact Name of Registrant as Specified in Its Charter)

           Maryland                                   74-6056896
   (State of Organization)              (I.R.S. Employer Identification Number)


     7670 South Chester Street            Jeffrey A. Klopf, Secretary                Copy of Service to:
     Englewood, Colorado 80112            Archstone Communities Trust                 Michael T. Blair
          (303) 708-5959                   7670 South Chester Street                Mayer, Brown & Platt
 (Address, Including Zip Code, and         Englewood, Colorado 80112              190 South LaSalle Street
 Telephone Number, Including                     (303) 708-5959                    Chicago, Illinois 60603
 Area Code, of Registrant's              (Name, Address, Including Zip                   (312) 782-0600
 Principal Executive Offices)             Code, and Telephone Number,
                                          Including Area Code, of Agent for
                                                 Service)

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ____________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ____________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]




     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 8, 1999


PROSPECTUS
----------


                          ARCHSTONE COMMUNITIES TRUST

                             908,927 Common Shares

     We may issue up to 908,927 common shares to the limited partners of Atlantic Multifamily Limited Partnership-I upon exchange of their units of partnership interest in that partnership. Those limited partners may then offer to resell those common shares. We are registering the common shares so that the limited partners who may be affiliates of Archstone may resell those common shares from time to time, but the registration of the common shares does not necessarily mean that those limited partners will offer or sell any of the common shares.

     The limited partners may from time to time offer and sell the common shares on the NYSE or otherwise and they may sell the common shares at market prices or at negotiated prices. They may sell the common shares in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, pursuant to Rule 144 under the Securities Act of 1933 or otherwise. If the limited partners sell the common shares through brokers, they expect to pay customary brokerage commissions and charges.

     We will not receive any additional cash consideration when we issue common shares to the limited partners upon exchange of their units of partnership interest. Also, we will not receive any of the proceeds when the limited partners sell any of those common shares. However, we have agreed to pay certain expenses of the registration and sale of the common shares.

     Our common shares are listed on the New York Stock Exchange under the symbol "ASN". On June 7, 1999, the last reported sale price of our common shares on the NYSE was $22 3/4 per share.



    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
                COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
              SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is June __, 1999

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     We have not authorized any person to give any information or to make any representation not contained in this prospectus in connection with any offering of these common shares. This prospectus is not an offer to sell any security other than these common shares and it is not soliciting an offer to buy any security other than these common shares. This prospectus is not an offer to sell these common shares to any person and it is not soliciting an offer from any person to buy these common shares in any jurisdiction where the offer or sale to that person is not permitted. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus, even though this prospectus is delivered or these common shares are offered or sold on a later date.



                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----
Archstone..................................................................    3
Use of proceeds............................................................    3
Description of common shares...............................................    4
Description of provisions of Maryland law and of
 Archstone's declaration of trust and bylaws...............................    8
Description of units.......................................................   11
Exchange of units..........................................................   16
Registration rights........................................................   18
Comparison of ownership of units and common shares.........................   19
Federal income tax considerations..........................................   31
Selling shareholders.......................................................   40
Plan of distribution.......................................................   40
Experts....................................................................   41
Legal matters..............................................................   41
Where you can find more information........................................   42

                                   ARCHSTONE

     In July 1998, Security Capital Atlantic Incorporated was merged with and into Security Capital Pacific Trust. The combined company has continued its existence under the name Archstone Communities Trust. Archstone (NYSE: ASN) is a leading real estate operating company, focused on the development, redevelopment, acquisition, operation and ownership of apartment communities in markets and sub-markets with high barriers to entry throughout the United States. Archstone's principal focus is to generate long-term sustainable growth in cash flow from operations in order to maximize shareholder value. In addition, Archstone expects to create significant value by building a well-known brand image and reputation for quality around its products and services. The foundation for Archstone's growth strategy is its commitment to fundamental real estate and customer research, allowing Archstone to deploy its capital into markets, products and new business opportunities which it believes have the greatest potential for long-term cash flow growth.

     Archstone was formed in 1963 and is organized as a real estate investment trust under the laws of Maryland. Its principal executive offices are located at 7670 South Chester Street, Englewood, Colorado 80112, and its telephone number is (303) 708-5959.

                                USE OF PROCEEDS

     Archstone will not receive any additional consideration when it issues its common shares to the limited partners of Atlantic Multifamily Limited Partnership-I upon exchange of their units of partnership interest in the partnership. Also, Archstone will not receive any of the proceeds from the sale of any of the common shares by the limited partners. The limited partners will receive all proceeds from the sale of the common shares.

                          DESCRIPTION OF COMMON SHARES

General

     Archstone's declaration of trust authorizes Archstone to issue up to 250,000,000 shares of beneficial interest, par value $1.00 per share, consisting of common shares, preferred shares and such other types or classes of shares of beneficial interest as Archstone's board of trustees may create and authorize from time to time. Archstone's board of trustees may amend Archstone's declaration of trust without shareholder consent to increase or decrease the aggregate number of shares or the shares of any class which Archstone has authority to issue. At June 7, 1999, 138,987,757 common shares were issued and outstanding and held of record by approximately 3,100 shareholders.

     The following description of certain general terms and provisions of the common shares is not complete and you should refer to Archstone's declaration of trust and bylaws for more information.

     The outstanding common shares are fully paid and, except as described below under "--Shareholder liability," non-assessable. Each common share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of trustees. Holders of common shares do not have the right to cumulate their votes in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election. Holders of common shares are entitled to such distributions as Archstone's board of trustees may declare from time to time out of funds legally available for the payment of distributions. Holders of common shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of Archstone. If there is a liquidation, dissolution or winding up of Archstone's affairs, the holders of the common shares are entitled to share equally in Archstone's assets remaining after Archstone pays or sets aside assets to pay all liabilities to its creditors and subject to the rights of the holders of Archstone's preferred shares.

Purchase rights

     On July 11, 1994, Archstone's board of trustees declared a dividend of one preferred share purchase right for each common share outstanding, which was made to holders of common shares of record at the close of business on July 21, 1994. The holders of any additional common shares issued after that date and before the redemption or expiration of the preferred share purchase rights also receive one preferred share purchase right for each additional common share. Each preferred share purchase right entitles the holder under certain circumstances to purchase from Archstone one one-hundredth of a share of a series of participating preferred shares, par value $1.00 per share, at a price of $60.00 per one one-hundredth of a participating preferred share. Archstone will adjust that price from time to time to prevent dilution. Preferred share purchase rights will be exercisable if a person or group of persons acquires 20% or more of the outstanding common shares, or 49% in the case of Security Capital Group Incorporated and its affiliates, or announces a tender offer or exchange offer for 25% or more of the outstanding common shares. Under certain circumstances, each preferred share purchase right will entitle the holder to purchase, at the preferred share purchase right's then current exercise price, a number of common shares having a market value at the time equal to twice the preferred share purchase right's exercise price. If another company acquires Archstone in a merger or other business transaction, each holder will have the right to purchase, at the preferred share purchase right's then current exercise price, a number of the acquiring company's common shares having a market value at the time equal to twice the preferred share purchase right's exercise price. The preferred share purchase rights held by certain 20% shareholders, other than Security Capital Group, would not be exercisable. The preferred share purchase rights will expire on July 21, 2004 and Archstone may redeem them in whole, but not in part, at a price of $.01 per preferred share purchase right payable in cash, shares of Archstone or any other form of consideration determined by Archstone's board of trustees.

Transfer agent

     The transfer agent and registrar for the common shares is ChaseMellon Shareholder Services, L.L.C. The common shares are listed on the New York Stock Exchange under the symbol "ASN."

Restrictions on size of holdings of shares

     For Archstone to qualify as a REIT under the Internal Revenue Code of 1986, no more than 50% in value of Archstone's shares, after taking into account options to acquire shares, may be owned, directly or indirectly, by five or fewer individuals during the last half of each taxable year or during a proportionate part of any short taxable year. "Individuals" are defined in the Internal Revenue Code to include certain entities and constructive ownership among specified family members. Archstone's shares must also be beneficially owned by 100 or more persons during at least 335 days of each taxable year or during a proportionate part of any short taxable year.

     Archstone's declaration of trust prohibits any shareholder from owning, or being deemed to own by virtue of the attribution provisions of the Internal Revenue Code or Section 13(d) of the Securities Exchange Act of 1934, more than 9.8% in number of shares or value of Archstone's outstanding shares. Archstone's board of trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to Archstone's board of trustees and upon such other conditions as Archstone's board of trustees may direct, may exempt a proposed transferee from the ownership limit. The proposed transferee must give written notice to Archstone of the proposed transfer at least 30 days prior to any transfer which, if consummated, would result in the proposed transferee owning Archstone's shares in excess of the ownership limit. Archstone's board of trustees may require such opinions of counsel, affidavits, undertakings or agreements as it determines to be necessary or advisable in order to determine or ensure Archstone's status as a REIT. Any transfer of Archstone's shares that would:

     (1) create a direct or indirect ownership of shares in excess of the ownership limit;

     (2) result in Archstone's shares being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution, as provided in Section 856(a) of the Internal Revenue Code; or

     (3) result in Archstone being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code will not have any effect, and the intended transferee will acquire no rights to the shares.

     These restrictions on transferability and ownership will not apply if Archstone's board of trustees determines that it is no longer in the best interests of Archstone to attempt to qualify, or to continue to qualify, as a REIT. Archstone's declaration of trust excludes Security Capital Group and its affiliates from these restrictions to the extent that Security Capital Group beneficially owns 49% or less of Archstone's outstanding shares.

     If there is any purported transfer of Archstone's shares which would result in a person owning Archstone's shares in excess of the ownership limit or would cause Archstone to become "closely held" under Section 856(h) of the Internal Revenue Code, those shares will constitute "excess shares." These excess shares will be transferred pursuant to Archstone's declaration of trust to a party not affiliated with Archstone designated by Archstone as the trustee of a trust for the exclusive benefit of an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Internal Revenue Code and identified by Archstone's board of trustees as the charitable beneficiary or beneficiaries of the trust, until such time as the excess shares are transferred to a person whose ownership will not violate the restrictions on ownership. While these excess shares are held in trust, Archstone will pay any distributions on the excess shares to the trust for the benefit of the charitable beneficiary and the excess shares may only be voted by the trustee for the benefit of the charitable beneficiary. Subject to the ownership limit, the trustee will transfer the excess shares at the direction of Archstone to any person if the excess shares would not be excess shares in the hands of such person. The purported transferee will receive the lesser of:

     (1) the price paid by the purported transferee for the excess shares or, if no consideration was paid, the fair market value of the excess shares on the day of the event which caused the excess shares to be held in trust; and

     (2) the price received from the sale or other disposition of the excess shares.

     The trustee will pay any proceeds from the sale or other disposition of the excess shares in excess of the amount payable to the purported transferee to the charitable beneficiary. In addition, Archstone will have the right to purchase the excess shares held in trust for a 90-day period at a purchase price equal to the lesser of:

     (1) the price paid by the purported transferee for the excess shares or, if no consideration was paid, the fair market value of the excess shares on the day of the event which caused the excess shares to be held in trust; and

     (2) the fair market value of the excess shares on the date Archstone elects to purchase them.

     Fair market value, for these purposes, means the last reported sales price on the NYSE on the trading day immediately preceding the relevant date, or if those shares are not then traded on the NYSE, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system on which those shares are then traded. If the shares aren't then traded on any exchange or quotation system, the fair market value will be the market price on the relevant date as determined in good faith by Archstone's board of trustees.

     From and after the purported transfer to the purported transferee of the excess shares, the purported transferee will cease to be entitled to distributions, other than liquidating distributions, voting rights and other benefits with respect to the excess shares except the right to payment on the transfer of the excess shares as described above. If the purported transferee receives any distributions on excess shares prior to Archstone's discovery that those excess shares have been transferred in violation of the provisions of Archstone's declaration of trust, the purported transferee must repay those distributions to Archstone upon demand, and Archstone will pay those amounts to the trust for the benefit of the charitable beneficiary. If the restrictions on transferability and ownership are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then Archstone may treat the purported transferee of any excess shares to have acted as an agent on behalf of Archstone in acquiring those excess shares and to hold those excess shares on behalf of Archstone.

     All certificates evidencing shares will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or such other percentage between 0.5% and 5%, as provided in the rules and regulations of the Internal Revenue Code, of the number or value of Archstone's outstanding shares must give a written notice containing certain information to Archstone by January 31 of each year. In addition, each shareholder is upon demand required to disclose to Archstone in writing such information with respect to its direct, indirect and constructive ownership of Archstone's shares as Archstone's board of trustees deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to determine Archstone's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The restrictions on share ownership in Archstone's declaration of trust are designed to protect the REIT status of Archstone. The restrictions could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the common shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Indemnification of trustees and officers

     The Maryland statutory law governing REITs permits a REIT to indemnify or advance expenses to trustees, officers, employees and agents of the REIT to the same extent as is permitted for directors, officers, employees and agents of a Maryland corporation under Maryland statutory law. Under Archstone's declaration of trust, Archstone is required to indemnify each trustee, officer, employee and agent to the fullest extent permitted by Maryland law, as amended from time to time, against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a trustee, officer, employee or agent of Archstone or is or was serving at the request of Archstone as a director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in that capacity and to pay or reimburse reasonable expenses, as those expenses are incurred, of each trustee in connection with any of those proceedings. Archstone's board of trustees believes that the indemnification provision enhances Archstone's ability to attract and retain superior trustees and officers for Archstone and its subsidiaries.

     Additionally, Archstone has entered into indemnity agreements with each of its officers and trustees which provide for reimbursement of all expenses and liabilities of the officer or trustee, arising out of any lawsuit or claim against the officer or trustee due to the fact that he was or is serving as an officer or trustee, except for liabilities and expenses, the payment of which is judicially determined to be unlawful, relating to claims under Section 16(b) of the Securities Exchange Act of 1934 or relating to judicially determined criminal violations.

Shareholder liability

     Both the Maryland statutory law governing REITs and Archstone's declaration of trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of Archstone or Archstone's board of trustees. Archstone's declaration of trust further provides that Archstone shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his or her being or having been a shareholder and that Archstone shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, provided that the shareholder gives Archstone prompt notice of any such claim or liability and permits Archstone to conduct the defense of the claim or liability. In addition, Archstone is required to, and as a matter or practice does, insert a clause in its management and other contracts providing that shareholders assume no personal liability for obligations entered into on behalf of Archstone. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and some statutory liabilities, the shareholders may, in some jurisdictions, be personally liable to the extent that those claims are not satisfied by Archstone. Inasmuch as Archstone carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which Archstone's assets plus its insurance coverage would be insufficient to satisfy the claims against Archstone and its shareholders.

                DESCRIPTION OF PROVISIONS OF MARYLAND LAW AND OF
                  ARCHSTONE'S DECLARATION OF TRUST AND BYLAWS

     The following description of some general provisions of Maryland law and of Archstone's declaration of trust and bylaws is not complete and you should refer to Maryland law, Archstone's declaration of trust and Archstone's bylaws for more information.

Board of trustees

     Archstone's declaration of trust provides that Archstone's board of trustees will have not less than three nor more than fifteen trustees, as determined from time to time by Archstone's board of trustees. The trustees are divided into three classes. Each trustee will hold office for three years and until his or her successor is duly elected and qualifies. The term of the Class I Trustees will expire at the annual meeting of shareholders in 1999, the term of the Class II Trustees will expire at the annual meeting of shareholders in 2000 and the term of the Class III Trustees will expire at the annual meeting of shareholders in 2001. At each annual meeting of shareholders, the successors to the class of trustees whose term expires at that meeting will be elected to hold office for three years. The trustees then in office may fill vacancies on Archstone's board of trustees, including vacancies resulting from any increase in the number of trustees. Any trustees so appointed by the trustees then in office will hold office until the next annual meeting of shareholders.

     The classified board provision may have the effect of making it more difficult for a third party to acquire control of Archstone without the consent of Archstone's board of trustees, even if a change in control would be beneficial to Archstone and its shareholders.

Business combinations

     Under Maryland law, certain "business combinations," including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland REIT and an "interested shareholder" or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder became an interested shareholder. After the five-year period, these business combinations must be recommended by the board of trustees of the REIT and approved by at least 80% of the votes entitled to be cast by shareholders of the REIT, including at least two-thirds of the votes entitled to be cast by shareholders other than the interested shareholder with whom the business combination is to be effected, unless, among other things, the REIT's common shareholders receive a minimum price (as defined under Maryland law) for their shares and they receive the consideration in cash or in the same form as previously paid by the interested shareholder for its shares. An "interested shareholder" is a person who either beneficially owns 10% or more of the voting power of the REIT's outstanding shares or is an affiliate of the REIT and, at any time during the prior two years, beneficially owned 10% or more of the voting power of the REIT's then outstanding shares. These provisions of Maryland law do not apply, however, to business combinations which are approved or exempted by the board of trustees of the REIT prior to the time that the interested shareholder becomes an interested shareholder.

     Archstone's declaration of trust exempts any business combination with Security Capital Group and any entity in which it holds an equity interest from these provisions of Maryland law to the extent that Security Capital Group beneficially owns 49% or less of Archstone's outstanding shares.

Control share acquisitions

     Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by shareholders, other than the acquiror or officers or trustees who are employees of the REIT. "Control shares" are voting shares which, if aggregated with all other voting shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise voting power, would entitle the acquiror to exercise at least one-fifth of the voting power in electing trustees. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel the board of trustees of the REIT to call a special meeting of shareholders to be held within 50 days of demand to consider voting rights for the shares. If no request for a meeting is made, the REIT may itself present the question at any shareholders' meeting.

     If the shareholders do not approve voting rights at the meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, the REIT may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair market value. Fair market value will be determined without regard to the absence of voting rights for the control shares as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of those shares were considered and not approved. If the shareholders approve voting rights for control shares and the acquiror becomes entitled to exercise a majority of the voting power in electing trustees, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of the appraisal rights may not be less than the highest price per share paid by the acquiror for the control shares.

     The control share acquisition law does not apply to shares acquired in a merger, consolidation or share exchange if the REIT is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the REIT.

     Archstone's declaration of trust exempts Security Capital Group and any entity in which it holds an equity interest from these provisions of Maryland law to the extent that Security Capital Group beneficially owns 49% or less of Archstone's outstanding shares.

Amendments to Archstone's declaration of trust

     Maryland law requires the shareholder of a REIT to approve any amendment to its declaration of trust, with certain exceptions. As permitted by Maryland law, Archstone's declaration of trust permits Archstone's board of trustees, without any action by the shareholders, to amend Archstone's declaration of trust to increase or decrease the aggregate number of shares or the number of shares of any class which Archstone may issue. Also, as permitted by Maryland law, Archstone's declaration of trust permits Archstone's board of trustees, by a two-thirds vote, to amend Archstone's declaration of trust to enable Archstone to qualify as a REIT. A majority of the votes entitled to be cast by shareholders must approve any other amendment to Archstone's declaration of trust.

Termination of Archstone

     Archstone has a perpetual term and intends to continue its operations for an indefinite time period. However, Archstone's declaration of trust permits Archstone's board of trustees to terminate Archstone, after a majority of Archstone's board of trustees approves the termination, if the holders of a majority of Archstone's outstanding shares also approve the termination.

Advance notice of director nominations and new business

     For a shareholder to properly bring nominations or other business before an annual meeting of shareholders, Archstone's bylaws require that shareholder to deliver a notice to the secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting setting forth:

     (1) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to that person which is required to be disclosed in solicitations of proxies for the election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934;

     (2) as to any other business which the shareholder proposes to bring before the meeting, a brief description of that business, the reasons for conducting that business at the meeting and any material interest of that shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

     (3) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of that shareholder as they appear on Archstone's stock records and of that beneficial owner and the number of shares which are owned beneficially and of record by that shareholder and that beneficial owner.

                              DESCRIPTION OF UNITS

     SCA-I Incorporated, a wholly owned subsidiary of Archstone, is the sole general partner of the partnership and owned approximately 82.49% of the units on June 1, 1999. The remaining units are held by the limited partners of the partnership. The following description of certain general terms and provisions of the units is not complete and you should refer to Delaware law and the partnership's agreement of limited partnership for more information. For a comparison of the voting and other rights of holders of units and holders of common shares you should read the section "Exchange of units--Comparison of ownership of units and common shares."

General

     Holders of units, other than SCA-I in its capacity as general partner, hold limited partnership interests in the partnership, and all holders of units, including SCA-I in its capacity as general partner, are entitled to share in distributions from, and in the profits and losses of, the partnership. Each unit held by a limited partner is generally entitled to receive distributions in the same amount as paid on each common share. SCA-I, as general partner, is entitled to receive all cash available for distribution after payment of distributions to limited partners.

     Holders of units have the rights to which limited partners are entitled under the partnership agreement and Delaware law. The units have not been registered pursuant to Federal or state securities laws and are not listed on any exchange or quoted on any national quotation system. The units cannot be sold, assigned, pledged or otherwise disposed of by a holder unless they are registered under Federal and state securities laws or an exemption from registration is available.

Purpose, business and management

     The purpose of the partnership includes the conduct of any business that may be lawfully conducted by a Delaware limited partnership, except that the business of the partnership must be conducted in a manner that will permit Archstone at all times to be classified as a REIT, unless Archstone notifies the partnership that it intends to cease or has ceased to qualify as a REIT. Subject to that limitation, the partnership may enter into partnerships, joint ventures or similar arrangements and may own interests in other entities.

     SCA-I, as general partner of the partnership, has the exclusive power and authority to conduct the business of the partnership. However, SCA-I may not, without the written consent of all the limited partners, do anything which would make it impossible to carry on the partnership's business, possess partnership property for a non-partnership purpose, admit a new partner to the partnership, do anything that would subject a limited partner to unlimited liability or do anything to cause the partnership to be taxed as a corporation for Federal income tax purposes. Except for those matters, no limited partner may participate in or exercise control or management over the business of the partnership.

Ability to engage in other businesses; transactions with the general partner and its affiliates

     The partnership agreement does not prohibit SCA-I or its affiliates from engaging in activities or performing services which are competitive with the partnership. Neither SCA-I nor any of its affiliates is required to offer any interest in those activities to the partnership or any of the limited partners.

     The partnership agreement does prohibit SCA-I and its affiliates from engaging in any transactions with or providing services to the partnership except on terms that are fair and reasonable and no less favorable to the partnership than would be obtained from an unaffiliated third party.

Distributions; allocations of income and loss

     The partnership agreement requires the partnership to make fully cumulative quarterly distributions of the partnership's "available cash" to the limited partners generally in an amount equal to the distribution per common share paid by Archstone for the same calendar quarter. "Available cash" generally means all cash revenues and funds received by the partnership from whatever source plus the amount of any reduction in the reserves of the partnership and less payments on indebtedness, cash expenditures, investments and increases in reserves. Upon any exchange of units for common shares, the partnership will pay the limited partners all cumulated and unpaid distributions, together with interest thereon. The partnership will distribute any available cash remaining after the payment of distributions to the limited partners to SCA-I, as general partner.

     The partnership agreement generally provides that net income will be allocated first, to the limited partners to the extent that net losses previously allocated to the limited partners exceed net income allocated to them. Second, net income will be allocated to the limited partners until they have been allocated net income equal to distributions paid to them and their accrued and unpaid distributions. All remaining net income will be allocated to the general partner. Except as described above, all items of partnership income, gain, loss and deduction will generally be allocated to the partners in accordance with their respective percentage interests in the partnership.

Borrowing by the partnership

     SCA-I may cause the partnership to borrow money and to issue and guarantee debt as it deems necessary to conduct the business of the partnership. SCA-I also may cause any debt to be secured by mortgages, deeds of trust or other liens or encumbrances on the assets of the partnership. SCA-I also may cause the partnership to borrow money to enable the partnership to make distributions in an amount sufficient to permit Archstone, so long as it qualifies as a REIT, to avoid the payment of any Federal income tax. SCA-I also may pledge the assets of the partnership to secure a loan or other financing of SCA-I or Archstone and the proceeds of the loan or financing are not required to be contributed to the partnership. If the partnership is required to pay debt service on any loan or other financing and, as a result, the partnership is unable to make distributions to limited partners, the partnership agreement requires SCA-I to contribute to the partnership an amount sufficient to enable the partnership to make those distributions.

Reimbursement of SCA-I

     SCA-I does not receive any compensation for its services as general partner of the partnership. However, as a partner in the partnership, SCA-I does receive distributions from the partnership and is allocated items of partnership profits and losses. In addition, the partnership reimburses SCA-I for all expenses it incurs relating to the partnership's ownership of its assets and the operation of the partnership; provided, however, that the amount of the reimbursement is reduced by any interest earned by SCA-I with respect to bank accounts for the partnership's funds.

Liability of general partner and limited partners

     SCA-I, as general partner of the partnership, is liable for all general recourse obligations of the partnership to the extent they are not paid by the partnership. SCA-I is not liable for the nonrecourse obligations of the partnership.

     Except for limited circumstances with respect to tax withholdings, the partnership may not require the limited partners to make additional contributions to the partnership. If a limited partner does not take part in the control of the business of the partnership and otherwise acts in accordance with the provisions of the partnership agreement, the liability of the limited partner for obligations of the partnership under the partnership agreement and Delaware law is generally limited, subject to some limited exceptions, to the loss of the limited partner's investment in the partnership represented by his units.

     The partnership is qualified to conduct business in Arizona, California, Colorado, Georgia, North Carolina, Oregon, Texas, Utah, Virginia and Washington and may qualify to conduct business in other jurisdictions. In order for the partnership to maintain the limited liability of the limited partners, the partnership may have to satisfy certain legal requirements of those jurisdictions and certain other jurisdictions. Limitations on the liability of a limited partner for the obligations of a limited partnership have not been clearly established in many states; accordingly, if a court determined that the limited partners' right to make certain amendments to the partnership agreement or to take other action pursuant to the partnership agreement constituted "control" of the partnership's business for the purposes of the statutes of any relevant state, the limited partners might be held personally liable for the partnership's obligations.

Exculpation and indemnification of the general partner

     SCA-I, as general partner of the partnership, will not be liable to the partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission, unless SCA-I actually received an improper benefit in money, property or services or SCA-I's action or failure to act was the result of active and deliberate dishonesty and was material to the matter. In addition, the partnership is required to indemnify SCA-I and its directors, officers and employees, against all losses and liabilities relating to the operations of the partnership, unless the indemnitee's action or omission was committed in bad faith or was the result of active and deliberate dishonesty and was material to the matter, the indemnitee actually received an improper personal benefit in money, property or services or in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

     SCA-I, as general partner of the partnership, is not responsible for any misconduct or negligence on the part of any of its agents as long as it appointed the agent in good faith. SCA-I may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and may rely on them as to matters which SCA-I reasonably believes to be within their professional or expert competence.

     SCA-I is not required to consider the consequences to individual limited partners, including tax consequences, of any action taken by it in exercising its authority under the partnership agreement.

Sales of assets

     Under the partnership agreement, SCA-I generally has the exclusive authority to determine whether, when and on what terms the partnership will sell or refinance its assets. The partnership will distribute the proceeds from any sale or refinancing of its assets first to the limited partners to pay any accrued and unpaid distributions. The partnership will distribute the remaining proceeds to SCA-I, as general partner.

Removal of the general partner; transfer of the general partner's interest

     The partnership agreement provides that the limited partners may not remove SCA-I as general partner of the partnership with or without cause. SCA-I may not transfer any of its interests in the partnership except to one of its affiliates or in connection with a reclassification, recapitalization, merger, consolidation or sale of all or substantially all of its assets. However, Archstone may not enter into a reclassification, recapitalization, merger, consolidation or sale of all or substantially all of its assets unless, as a result of the transaction, the limited partners remain entitled to exchange their units for the greatest amount of consideration which holders of common shares received in the transaction.

Restrictions on transfers of units by limited partners

     A limited partner may not transfer its interest in the partnership without the prior written consent of SCA-I, which SCA-I may withhold in its sole and absolute discretion. In order to transfer its interest in the partnership, the limited partner must deliver to SCA-I a duly executed copy of the transfer document. The transfer document must include the written acceptance by the transferee of all of the terms and conditions of the partnership agreement and must represent that the transfer was made in accordance with all applicable laws and regulations. A limited partner may substitute any transferee as a limited partner in his place.

     A transferee who has been admitted as a substituted limited partner in accordance with the partnership agreement has all the rights and powers and is subject to all the restrictions and liabilities of a limited partner under the partnership agreement. If any transferee does not become a substituted limited partner, that transferee has all the rights of an assignee of a limited partnership interest under Delaware law, including the right to receive distributions from the partnership and all allocations of partnership profits and losses but the transferee will not be treated as a holder of the units for any other purpose under the partnership agreement. The transferee is not entitled to vote the transferred units. Instead, those units are voted in the same proportion as the units held by the limited partners are voted.

     In addition, limited partners may dispose of their units by exchanging their units for common shares.

Issuance of additional units

     The partnership may not issue any additional units without the consent of limited partners who hold a majority of the units held by limited partners at the time.

Amendments to the partnership agreement

     Amendments to the partnership agreement may be proposed by SCA-I or by limited partners who hold at least 25% of the units held by limited partners at the time. Amendments must generally be approved by SCA-I and limited partners who hold a majority of the units held by limited partners at the time. SCA-I, as general partner, may amend the partnership agreement without the consent of any limited partners to add to the obligations of SCA-I or surrender a power of SCA-I to the limited partners, to reflect changes in the partners and to make changes which are consistent with law or with provisions of the partnership agreement or which do not adversely affect the limited partners. Amendments which affect the fundamental rights of a limited partner, such as the limited liability of a limited partner and the right to receive any distributions or allocations of profits and losses, must be approved by each limited partner that would be adversely affected. The provisions governing amendments and restrictions on the general partner's authority may not be amended without the consent of all limited partners.

Books and records

     The partnership maintains its books and records at the principal office of the partnership which is located at Six Piedmont Center, Suite 600, Atlanta, Georgia 30305. The partnership maintains its books for financial purposes on an accrual basis in accordance with generally accepted accounting principles and for tax reporting purposes on an accrual basis. The limited partners receive a copy of SCA-I's annual, quarterly and current reports and proxy statements filed with the Security and Exchange Commission, the partnership's tax returns, a list of partners of the partnership and their capital contributions, and a copy of the partnership agreement and the certificate of limited partnership of the partnership. SCA-I, as general partner, may keep information confidential from the limited partners for any period of time which SCA-I determines to be reasonable if, in SCA-I's good faith judgment, disclosing the information is not in the partnership's best interests or the partnership is required to keep the information confidential.

Dissolution, winding up and termination

     The partnership will continue until December 31, 2098, unless it is dissolved earlier pursuant to the partnership agreement. The partnership will be dissolved, and its affairs will be wound up, if any of the following events occur:

     (1) there is an event of withdrawal of the general partner, as defined in Delaware law, unless within 90 days thereafter, all the remaining partners agree in writing to continue the partnership and to appoint a new general partner;

     (2)  the partnership sells all or substantially all of its assets;

     (3) a court enters a decree of judicial dissolution of the partnership pursuant to Delaware law;

     (4) the last remaining general partner becomes bankrupt or insolvent, as more fully described in the partnership agreement, unless within 90 days thereafter, all the remaining partners agree in writing to continue the partnership and to appoint a new general partner; or

     (5) any proceeding against the general partner seeking reorganization, liquidation, dissolution or similar relief under any law is not dismissed within 120 days after it was commenced or a trustee, receiver or liquidator of the general partner or all or any substantial part of its properties is appointed without the general partner's consent and the appointment is not vacated or stayed within 90 days after it is made or the appointment is not vacated within 90 days after the stay expires.

     Also, SCA-I, as general partner, may dissolve the partnership at any time unless any limited partner objects in writing within 30 days after it receives notice from SCA-I. When the partnership is dissolved, SCA-I, as general partner, or the liquidator will proceed to liquidate the partnership's assets and, after paying the partnership's debts, will distribute the proceeds to the partners according to their capital account balances.

                               EXCHANGE OF UNITS

General

     Any limited partner, beginning on April 30, 1999, may exchange any or all of its units at any time for an equal number of common shares by delivering a notice to the partnership. When the partnership receives the notice, on the date specified in the notice, the exchanging limited partners will transfer their units to the partnership. The partnership will further transfer the units to Archstone in exchange for a number of common shares equal to the number of units surrendered. Archstone will contribute these common shares to SCA-I, as general partner, and the partnership will deliver these shares to the exchanging limited partners.

     Instead of issuing common shares to the partnership for transfer to the limited partners who surrender their units, Archstone may pay those limited partners an amount in cash per unit equal to the average of the daily market price of a common share for the ten trading days preceding the proposed exchange date. At this time, Archstone anticipates that it will issue common shares to all limited partners who surrender their units.

     When Archstone acquires units which are surrendered by limited partners to the partnership, either by issuing common shares or by paying the cash amount, the transaction will be treated as a sale of the units to Archstone for Federal income tax purposes. Beginning on the exchange date, the limited partner's right to receive distributions with respect to the units exchanged or redeemed will cease and, if its units were exchanged for common shares, it will have rights as a shareholder of Archstone.

Tax consequences of exchange

     The following discussion summarizes certain Federal income tax considerations that may be relevant to a limited partner who exercises his right to require the exchange of his units. Holders of units should carefully review this prospectus, the registration statement of which this prospectus is a part and any applicable prospectus supplement for additional important information about Archstone and the tax consequences of acquiring, holding and disposing of common shares.

     Tax treatment of exchange of units. If a limited partner exercises its right to exchange its units for common shares, such exchange will be treated by Archstone, the partnership and the exchanging limited partner for Federal income tax purposes as a sale of units by such limited partner to Archstone at the time of such exchange. The exchange will be fully taxable to the exchanging limited partner. The amount of taxable gain or loss to an exchanging limited partner will equal the difference between the amount realized for tax purposes and the tax basis in the units exchanged, including units exchanged for common shares and cash in lieu of fractional common shares. Such exchanging limited partner will be treated as realizing an aggregate amount equal to the sum of:

     (1)  value of the common shares received in the exchange;

     (2) the amount of any partnership liabilities allocable to the exchanged units at the time of the exchange; and

     (3)  any cash received in lieu of fractional common shares.

     It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the value of any common shares received upon such an exchange. In addition, the ability of the limited partner to sell a substantial number of common shares in order to raise cash to pay tax liabilities associated with the exchange of units may be restricted because, as a result of fluctuations in the share price, the price the limited partner receives for such common shares may not equal the value of his units at the time of exchange.

     Except as described below, any gain recognized upon a sale or other disposition of units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a unit attributable to a limited partner's share of "unrealized receivables" of the partnership, as defined in Section 751 of the Internal Revenue Code, exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, among other things, amounts that would be subject to depreciation recapture as ordinary income if the partnership had sold its assets at their fair market value at the time of the transfer of a unit, including the recapture of any depreciation on real property held for one year or less.

     Basis of units. In general, a limited partner who contributed a partnership interest or other property in exchange for its units, or who received or was deemed to have received its units upon liquidation of a partnership, has an initial tax basis in its units equal to its basis in the contributed partnership interest or other property or to its basis in its partnership interest at the time of such liquidation, as applicable. A limited partner's initial basis in its units generally is increased by:

     (1)  such limited partner's share of the partnership's taxable income; and

     (2) increases in its share of liabilities of the partnership. Generally, such limited partner's basis in its units is decreased, but not below zero, by:

          (A)  its share of distributions from the partnership;
          (B)  decreases in its share of liabilities of the partnership;
          (C)  its share of losses of the partnership; and
          (D) its share of nondeductible expenditures of the partnership that are not chargeable to capital.

     Potential application of the disguised sale regulations to an exchange of units. There is a risk that an exchange of units may cause the original transfer of property to the partnership in exchange for units to be treated as a "disguised sale" of property as of the date of such transfer. The disguised sale regulations generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration, including the assumption of or taking subject to a liability, from the partnership to the partner, will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership or to another partner such as Archstone. Further, the disguised sale regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. Transfers within such two-year period which the partner treats as other than a sale are required to be disclosed to the IRS. The disguised sale regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions are presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

     Accordingly, if a unit is exchanged, the IRS could contend that the disguised sale regulations apply because, as a result of the exchange, a limited partner receives common shares or cash subsequent to the limited partner's previous contribution of property to the partnership. In that event, the IRS could contend that the original transfer of property to Archstone was taxable, in whole or in part, as a disguised sale under the disguised sale regulations. Any gain recognized thereby may be eligible for installment sale reporting under
Section 453 of the Internal Revenue Code, subject to certain limitations.

                              REGISTRATION RIGHTS

     Archstone and the limited partners entered into a Transfer and Registration Rights Agreement as part of the transaction in which they formed the partnership. The Transfer and Registration Rights Agreement requires Archstone to register the common shares which the limited partners may receive when they exchange their units. The following description of certain general terms and provisions of the Transfer and Registration Rights Agreement is not complete and you should refer to the Transfer and Registration Rights Agreement for more information.

     The Transfer and Registration Rights Agreement requires Archstone to try in good faith to keep the registration statement for the common shares continuously effective for as long as is necessary for the limited partners to complete the distribution of the common shares.

     The Transfer and Registration Rights Agreement requires Archstone to pay all expenses incurred in registering the common shares, including fees and disbursements of Archstone's counsel. However, participating limited partners must pay their own brokerage discounts and commissions and the costs, fees and disbursements of their own counsel. The Transfer and Registration Rights Agreement also requires Archstone to indemnify the limited partners and their respective directors, officers, employees, agents and partners and any person who controls any limited partner against certain losses, claims, damages, liabilities and expenses arising under the securities laws. Each limited partner must indemnify Archstone and its trustees, officers, employees and agents and any person who controls Archstone against certain losses, liabilities, claims, damages, liabilities and expenses arising under the securities laws with respect to written information furnished to Archstone by that limited partner.

               COMPARISON OF OWNERSHIP OF UNITS AND COMMON SHARES

     Generally, an investment in common shares is substantially equivalent economically to an investment in units. A holder of a common share generally receives the same distribution as a holder of a unit and holders of common shares and units generally share in the risks and rewards of ownership in Archstone's business. However, there are some differences between owning units and owning common shares which may be material to investors.

     This section describes some of the significant differences between the partnership and Archstone and compares certain legal rights associated with owning units and common shares. Archstone believes that this information may help limited partners of the partnership understand how their investment will be changed if they exchange their units for common shares. However, the limited partners should carefully review this prospectus, the rest of the registration statement of which this prospectus is a part and any applicable prospectus supplement for additional important information about Archstone.


-------------------------------------------------------------------------------
          The Partnership                     Archstone
-------------------------------------------------------------------------------


                    Form of Organization and Assets Owned
                    -------------------------------------

The partnership is a Delaware limited   Archstone is a Maryland REIT and is
partnership and owns interests in       qualified as a REIT under the
various multifamily communities.        Internal Revenue Code. Archstone owns
                                        direct and indirect interests in
                                        various multifamily communities.

                              Length of Investment
                              --------------------

The partnership will dissolve on        Archstone has a perpetual term and
December 31, 2098, although it may      intends to continue its operations
be dissolved earlier under various      for an indefinite time period.
circumstances.                          However, Archstone's declaration of
                                        trust permits Archstone's board of
                                        trustees to

-------------------------------------------------------------------------------
          The Partnership                     Archstone
-------------------------------------------------------------------------------


                                        terminate Archstone, after a majority of Archstone's board of trustees approves the termination, if the holders of a majority of Archstone's outstanding shares also approve the termination.

                       Purpose and Permitted Investments
                       ---------------------------------

The partnership's purpose includes       Archstone has all of the powers
the conduct of any business that may     granted to REITs by Maryland law.
be lawfully conducted by a Delaware      Archstone's purpose is to purchase,
limited partnership, except that the     hold, lease, manage, sell, exchange,
business of the partnership must be      develop, subdivide and improve real
conducted in a manner that will          property and interests in real
permit Archstone at all times to be      property and to invest in notes,
classified as a REIT, unless             bonds, and other obligations secured
Archstone notifies the partnership       by mortgages on real property.
that it intends to cease or has
ceased to qualify as a REIT.
Subject to that limitation, the
partnership may enter into
partnerships, joint ventures or
similar arrangements and may own
interests in other entities.

                               Additional Equity
                               -----------------

Except for limited circumstances with     Archstone's board of trustees has
respect to tax withholdings, the          discretion to authorize and issue
partnership may not require the           equity securities consisting of
limited partners to make additional       common shares or other types or
contributions to the partnership.         classes of securities provided that
If a limited partner does not take        the total number of common shares
part in the control of the business       issued does not exceed 250,000,000.
of the partnership and otherwise          However, Archstone's board of
acts in accordance with the               trustees may amend Archstone's
provisions of the partnership             declaration of trust without
agreement, the liability of the           shareholder consent to increase or
limited partner for obligations of        decrease the aggregate number of
the partnership under the                 shares which Archstone has authority
partnership agreement and Delaware        to issue.
law is generally limited, subject to
some limited exceptions, to the loss
of the limited partner's investment
in the partnership represented by
his units. SCA-I may contribute any
additional funds which it determines
the partnership requires as
additional capital contributions in
return for additional units,
although SCA-I is not required to
make any additional capital
contributions.

--------------------------------------------------------------------------------
        The Partnership                              Archstone
--------------------------------------------------------------------------------


                               Borrowing Policies
                               ------------------

SCA-I may cause the partnership to      Archstone's board of trustees may
borrow money and to issue and           cause Archstone to borrow money and
guarantee debt as it deems necessary    to issue and guarantee debt for the
for conducting the activities of        purposes of Archstone; and to
the partnership. SCA-I also may         mortgage or pledge Archstone's real
cause any debt to be secured by         and personal property to secure that
mortgages, deeds of trust or other      debt.
liens or encumbrances on the assets
of the partnership. SCA-I also may
cause the partnership to borrow
money to enable the partnership to
make distributions in an amount
sufficient to permit Archstone, so
long as it qualifies as a REIT, to
avoid the payment of any Federal
income tax.

                               Management Control
                               ------------------

SCA-I, as general partner of the        Archstone's board of trustees has
partnership, has the exclusive power    exclusive control over Archstone's
and authority to conduct the            business and affairs subject to the
business of the partnership.            restrictions in Archstone's
However, SCA-I may not, without the     declaration of trust and bylaws. The
written consent of all the limited      trustees are divided into three
partners, do anything which would       classes. At each annual meeting of
make it impossible to carry on the      the shareholders, the successors of
partnership's business, possess         the class of trustees whose term
partnership property for a              expires at that meeting will be
non-partnership purpose, admit a new    elected for a three-year term.
partner to the partnership, do          Archstone's board of trustees may
anything that would subject a           alter or eliminate any policies which
limited partner to unlimited            it adopts without a vote of the
liability or do anything to cause       shareholders. Accordingly, except for
the partnership to be taxed as a        their vote in the elections of
corporation for Federal income tax      trustees, shareholders have no
purposes. Except for those matters,     control over the ordinary business
no limited partner may participate      policies of Archstone.
in or exercise control or
management over the business of the     Archstone and Security Capital Group,
partnership. The partnership            Archstone's largest shareholder, are
agreement provides that the limited     parties to a Third Amended and
partners may not remove SCA-I as        Restated Investor Agreement. The
general partner of the partnership      investor agreement gives Security
with or without cause.                  Capital Group a right to nominate up
                                        to four trustees, depending on its
                                        level of ownership of common shares.
                                        The investor agreement provides that,
                                        without first having consulted with
                                        Security Capital Group's nominees to
                                        Archstone's board of trustees


--------------------------------------------------------------------------------
        The Partnership                              Archstone
--------------------------------------------------------------------------------

                                        designated in writing, Archstone may
                                        not seek board approval of:

                                        (1)  Archstone's annual budget;

                                        (2)  incurring expenses in any year
                                             exceeding specific thresholds;

                                        (3)  acquisitions or dispositions in a
                                             single transaction or group of
                                             related transactions where the
                                             purchase price exceeds $50 million;
                                             and

                                        (4)  contracts for investment
                                             management, property management or
                                             leasing services which would
                                             reasonably require Archstone to
                                             make yearly payments in excess of
                                             $2 million.

                                        Archstone is not obligated to accept or
                                        follow any advice received from Security
                                        Capital Group in relation to these
                                        matters.

                                        Additionally, so long as Security
                                        Capital Group beneficially owns at least
                                        25% of the common shares, Security
                                        Capital Group has the right to approve
                                        the following matters proposed by
                                        Archstone:

                                        (1)  subject to some limited exceptions,
                                             the issuance or sale of any common
                                             shares or any securities
                                             convertible into or exchangeable
                                             for common shares at less than fair
                                             market value;

                                        (2)  the issuance and sale of any
                                             disqualified shares resulting in
                                             Archstone's Fixed Charge Coverage
                                             Ratio, as defined in the investor
                                             agreement, being less than 1.4 to
                                             1.0;

                                        (3)  the adoption of any employee
                                             benefit plan pursuant to which
                                             common shares or any securities
                                             convertible into common shares

--------------------------------------------------------------------------------
        The Partnership                              Archstone
--------------------------------------------------------------------------------

                                              may be issued and any action with
                                              respect to the compensation of the
                                              senior officers of Archstone; and

                                        (4)   the incurrence of any additional
                                              indebtedness, including guarantees
                                              and renegotiations and
                                              restructurings of existing
                                              indebtedness, resulting in
                                              Archstone's Interest Expense
                                              Coverage Ratio, as defined in the
                                              investor agreement, being less
                                              than 2.0 to 1.0.


                    Management Liability and Indemnification
                    ----------------------------------------

SCA-I, as general partner of the          Archstone is required to indemnify
partnership, is liable for all            each trustee, officer, employee
general recourse obligations of the       and agent to the fullest extent
partnership to the extent they are        permitted by Maryland law, as
not paid by the partnership. SCA-I        amended from time to time, against
is not liable for the nonrecourse         any threatened, pending or completed
obligations of the partnership.           action, suit or proceeding, whether
                                          civil, criminal, administrative or
                                          investigative, by reason of the fact
SCA-I, as general partner of the          that he or she is or was serving at
partnership, will not be liable to        the request of Archstone as a
the partnership or any limited            director, trustee, officer, partner,
partner for losses sustained or           manager, member, employee or agent of
liabilities incurred  as a result         another foreign or domestic
of errors in judgment or of any           corporation, part company, other
act or omission, unless SCA-I             enterprise or employee benefit plan,
actually received an improper             from all claims and liabilities to
benefit in money, property or             which that person may become subject
services or SCA-I's action or             by reason of service in that capacity
failure to act was the result of          and shall pay or reimburse reasonable
active and deliberate dishonesty          expenses, as such expenses are
and was material to the matter.           incurred, of each trustee in
In addition, the partnership is           connection with any of those
required to indemnify SCA-I and           proceedings.
employees, against all losses and
liabilities relating to the               Additionally, Archstone has entered
operations of the partnership,            into indemnity agreements with each of
unless the indemnitee's action or         its officers and trustees which
omission was committed in bad faith       provide for reimbursement of all
or was the result of active and           expenses and liabilities of an
deliberate dishonesty and was             officer or trustee arising out of any
material to the matter, the               lawsuit or claim against the officer
indemnitee actually received an           or trustee due to the fact that he
improper personal benefit in money,       was or is serving as an officer or
property or services or in the            trustee, except for liabilities and
case of any criminal proceeding,          expenses the payment of which is
the indemnitee had reasonable cause       judicially determined to be unlawful,
to believe that the act or omission       relating to claims under Section 16(b)
was unlawful.                             of the Securities Exchange Act of 1934
                                          or relating to judicially determined
SCA-I, as general partner of the          criminal violations.
partnership, is not responsible
for any misconduct or negligence on
the part of any of its agents as
long as it


--------------------------------------------------------------------------------
        The Partnership                              Archstone
--------------------------------------------------------------------------------

appointed the agent in good faith.
SCA-I may consult with legal counsel,
accountants, appraisers, management
consultants, investment bankers and
other consultants and advisers
selected by it and may rely on them
as to matters which SCA-I reasonably
believes to be within their professional or expert competence.


                            Anti-takeover Provisions
                            ------------------------

The partnership agreement provides      In addition to the Maryland statutory
that the limited partners may not       anti-takeover provisions, Archstone's
remove SCA-I as general partner of      declaration of trust and bylaws
the partnership with or without         contain a number of provisions that
cause.                                  may delay or discourage an
                                        unsolicited proposal to acquire
                                        Archstone or remove its management.
                                        These provisions include, among
                                        others:

                                        (1)  a staggered board;

                                        (2)  authorized shares of beneficial
                                             interest which may be issued, in
                                             the discretion of Archstone's board
                                             of trustees, as preferred shares of
                                             beneficial interest with superior
                                             voting rights to the common shares;

                                        (3)  the adoption of a shareholder
                                             rights plan which limits the
                                             ownership of common shares by any
                                             person or group of persons; and

                                        (4)  restrictions on transferability and
                                             ownership of Archstone's shares
                                             designed to preserve Archstone's
                                             status as a REIT under the Internal
                                             Revenue Code.

                                        For more information on the Maryland
                                        anti-takeover provisions see
                                        "Description of provisions of Maryland
                                        law and of Archstone's declaration of
                                        trust and bylaws--Business combinations" and "--Control share acquisitions." For a description of the


--------------------------------------------------------------------------------
        The Partnership                              Archstone
--------------------------------------------------------------------------------

                                        shareholder rights plan, see
                                        "Description of common shares --Purchase rights."


                                 Voting Rights
                                 -------------

The limited partners have voting        Subject to the provisions of
rights only with respect to the         Archstone's declaration of trust
matters described under                 regarding excess shares, each
"--Management Control," the             outstanding share entitles its holder
amendments to the partnership           to one vote on all matters submitted
agreement described under               to shareholders for vote, including
"--Amendments to the Partnership        the election of trustees.
Agreement or Archstone's Declaration    Shareholders of Archstone have the
of Trust" and the continuation of       right to vote on, among other things,
the partnership upon withdrawal of      a merger of Archstone, certain
the general partner.  Otherwise,        amendments to Archstone's declaration
SCA-I, as general partner of the        of trust and the termination of
partnership, has the exclusive power    Archstone. A merger of Archstone,
and authority to conduct the            subject to certain exceptions, and
business of the partnership.            the removal of any trustee require
                                        the affirmative vote of at least
                                        two-thirds of all shares then
                                        outstanding and entitled to vote on
                                        the matter. All other matters,
                                        including the election of trustees,
                                        require the affirmative vote of a
                                        majority of the shares entitled to
                                        vote on the matter.  Archstone's
                                        declaration of trust permits
                                        Archstone's board of trustees to
                                        classify and issue shares of
                                        beneficial interest of Archstone with
                                        voting rights different than the
                                        common shares.

  Amendments to the Partnership Agreement or Archstone's Declaration of Trust
  ---------------------------------------------------------------------------

Amendments to the partnership            Maryland law requires the shareholder
agreement may be proposed by SCA-I       of a REIT to approve any amendment
or by limited partners whohold at        to its  declaration oftrust, with
least 25% of the units held by limited   some exceptions.  As permitted by
partners at the time.  Amendments        Maryland law, Archstone's declaration
must generally be approved by SCA-I      of trust permits Archstone's board of
and limited partners who hold a          trustees, without any action by the
majority of the units held by limited    shareholders, to amend Archstone's
partners at the time.  SCA-I, as         declaration of trust to increase or
general partner, may amend the           decrease the aggregate number of shares
partnership agreement without the        or the number of shares of any class
consent of any limited partners to       which Archstone may issue. Also, as
add to the obligations of SCA-I or       permitted by Maryland law, Archstone's
surrender a power of SCA-I to the        declaration of trust permits
limited partners, to reflect changes in  Archstone's board of trustees, by a
the partners and to make changes which   two-thirds vote, to amend Archstone's
are consistent with law or with          declaration of rust to enable
provisions of the partnership agreement  Archstone to
or


--------------------------------------------------------------------------------
        The Partnership                              Archstone
--------------------------------------------------------------------------------

which do not adversely affect the        qualify as a REIT.  A majority of the
limited partners. Amendments which       votes entitled to be cast by
affect the fundamental rights of a       shareholders must approve any other
limited partner such as the limited      amendment to Archstone's declaration
liability of a limited partner           of trust.
and the right to receive any
distributions or allocations of
profits and losses, must be approved
by each limited partner that would
be adversely affected. The provisions
governing amendments and restrictions
on the general partner's authority
may not be amended without the
consent of all limited partners.


                      Compensation, Fees and Distributions
                      ------------------------------------

SCA-I does not receive any                Archstone's trustees receive an
compensation for its services as          annual retainer and meeting fees for
general partner of the partnership.       each meeting of the board of trustees
However, as a partner in the              they attend.  Members of Archstone's
partnership, SCA-I does receive           investment, compensation, audit and
distributions from the partnership        special committees receive additional
and is allocated items of                 retainers and fees. Archstone's
partnership profits and losses. In        trustees may also receive options
addition, the partnership reimburses      under Archstone's 1997 Long-Term
SCA-I for all expenses it incurs          Incentive Plan. Archstone also grants
relating to the partnership's             its non-employee trustees options to
ownership of its assets and the           purchase common shares under
operation of the partnership,             Archstone's Share Option Plan for
provided, however, that the amount        Outside Trustees.
of the reimbursement is reduced by
any interest earned by SCA-I with
respect to bank accounts for the
partnership's funds.

                             Liability of Investors
                             ----------------------

If a limited partner does not          Both the Maryland statutory law
take part in the control of            governing REITs and Archstone's
the business of the partnership        declaration of trust provide that
and otherwise acts in accordance       shareholders shall not be personally or
with the provisions of the             individually liable for any debt, act,
partnership agreement, the             omission orobligation of Archstone
liability of thelimited partner        or Archstone's board of trustees.
for obligations of the partnership     Archstone's declaration of trust further
under the partnership agreement        provides that Archstone shall indemnify
and Delaware law is generally          and hold each shareholder harmless
limited, subject to some limited       from all claims and liabilities to
exceptions, to the loss of the         which the shareholder may become
limited partner's investment in        subject by reason of his or her being
the partnership represented by his     or having been a shareholder and that
units.                                 Archstone shall reimburse each
                                       shareholder for all legal and other
                                       expenses reasonably incurred by the
                                       shareholder in connection with any such

--------------------------------------------------------------------------------
        The Partnership                              Archstone
--------------------------------------------------------------------------------

                                        claim or liability, provided that the
                                        shareholder gives Archstone prompt
                                        notice of any such claim or liability
                                        and permits Archstone to conduct the
                                        defense of the claim or liability. In
                                        addition, Archstone is required to, and
                                        as a matter or practice does, insert a
                                        clause in its management and other
                                        contracts providing that shareholders
                                        assume no personal liability for
                                        obligations entered into on behalf of
                                        Archstone. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that those claims are not satisfied by Archstone. Inasmuch as
                                        Archstone carries public liability
                                        insurance which it considers adequate,
                                        any risk of personal liability to
                                        shareholders is limited to situations in which Archstone's assets plus its insurance coverage would be insufficient to satisfy the claims against Archstone and its shareholders.


                            Review of Investor Lists
                            ------------------------

SCA-I will provide to each limited      Under Maryland law, Archstone must
partner, upon demand, a current list    provide a list of its shareholders if
of the name and last known business,    it receives a written request from
residence or mailing address of each    shareholders who have held, for at
partner of the partnership.             least six months, at least 5% of the
                                        outstanding shares of beneficial
                                        interest of any class of Archstone's
                                        shares.


                                 Distributions
                                 -------------

The partnership agreement requires      Holders of common shares are entitled
the partnership to make fully           to such distributions as Archstone's
cumulative quarterly distributions      board of trustees may declare from
of the Partnership's available cash     time to time out of funds legally
to the limited partners generally in    available for the payment of
an amount equal to the distribution     distributions.  If there is a
per common share paid by Archstone      liquidation, dissolution or winding
for the same calendar quarter. Upon     up of Archstone's affairs, the
any exchange of units for common        holders of the common shares are
shares, the partnership will pay the    entitled to share equally in
limited partners all cumulated and      Archstone's assets remaining after
unpaid distributions, together          Archstone pays or sets aside assets
                                        to pay

--------------------------------------------------------------------------------
        The Partnership                              Archstone
--------------------------------------------------------------------------------

with interest thereon. The partnership  all liabilities to its creditors and
will distribute any available cash      subject to the rights of the holders of
remaining after the payment of          Archstone's preferred shares.  In order
distributions to the limited            to qualify as a REIT, Archstone must
partners to SCA-I, as general           distribute at least 95% of its
partner.                                taxable income, excluding capital
                                        gains, and any taxable income,
                                        including capital gains, not
                                        distributed will be subject to
                                        corporate Federal income tax and may
                                        be subject to Federal excise tax.  In
                                        addition, Archstone is entitled to
                                        receive its proportionate share of
                                        distributions made by the partnership
                                        with respect to the units it holds.


                          Potential Dilution of Rights
                          ----------------------------

The partnership may not issue any       Archstone's declaration of trust
additional units without the consent    authorizes Archstone to issue up to
of limited partners who hold a          250,000,000 shares of beneficial
majority of the units held by           interest, par value $1.00 per share,
limited partners at the time.           consisting of common shares,
                                        preferred shares and such other types
                                        or classes of shares of beneficial
                                        interest as Archstone's board of
                                        trustees may create and authorize
                                        from time to time. Archstone's board
                                        of trustees may amend Archstone's
                                        declaration of trust without
                                        shareholder consent to increase or
                                        decrease the aggregate number of
                                        shares or the shares of any class which
                                        Archstone has authority to issue. At
                                        June 7, 1999, 138,987,757 common shares
                                        were issued and outstanding and held of
                                        record by approximately 3,100
                                        shareholders.

                                   Liquidity
                                   ---------

A limited partner may not transfer      Persons who are not affiliates of
its interest in the partnership         Archstone will be able to freely
without the prior written consent       transfer their common shares
of SCA-I, which SCA-I may withhold      because they have been registered
in its sole and absolute discretion.    under the Securities Act of 1933,
In order to transfer its interest       subject to the restrictionson
in the partnership, the limited         transferability and ownership of
partner must deliver to SCA-I a         excess shares in Archstone's
duly executed copy of the transfer      declaration of trust.  The common
document. The transfer document must    shares are listed on the NYSE.
include the written acceptance by the
transferee of all of the terms and
conditions of the partnership
agreement and must represent


--------------------------------------------------------------------------------
        The Partnership                              Archstone
--------------------------------------------------------------------------------

that the transfer was made in accordance with all applicable laws and regulations.
A limited partner may substitute any
transferee as a limited partner in his
place. Because no trading market exists
for the units, the units are illiquid.
Any limited partner, beginning on
April 30, 1999, may exchange any or all
of its units at any time for an equal
number of common shares by delivering
a notice to the partnership. When the
partnership receives the notice, on the
date specified in the notice, the exchanging limited partners will transfer their units to the partnership. The partnership will further transfer the units to Archstone in exchange for a number of common shares equal to the number of units surrendered.
Archstone will contribute these common
shares to SCA-I, as general partner, and the partnership will deliver these shares to the exchanging limited partners.

  Instead of issuing common shares to
the partnership for transfer to the
limited partners who surrender their
units, Archstone may pay those
limited partners an amount in cash per
unit equal to the average of the daily
market price of a common share for the
ten trading days preceding the
proposed exchange date.  At this time,
Archstone anticipates that it will
issue common shares to all limited
partners who surrender their units.


                            Federal Income Taxation
                            -----------------------

The partnership is not subject to        Archstone has elected to be taxed
Federal income taxes.  Instead, each     as a REIT for Federal income tax
holder of units includes its allocable   purposes for its taxable year
share of the partnership's taxable       ended December 31, 1998. So long
income or loss in determining its        as it qualifies as a REIT, Archstone
individual Federal income tax            will be permitted to deduct
liability. The maximum Federal income    distributions paid to its shareholders
tax rate for individuals under current   which effectively will reduce the
law is 39.6%.  Income and loss from the  "double taxation" that typically
partnership generally is subject to      results when a corporation earns
the "passive activity" limitations.      income and distributes that income
Under the "passive activity" rules,      to its shareholders in the form of
income and loss from the                 dividends.  A qualified REIT,
                                         however, is


--------------------------------------------------------------------------------
            The Partnership                             Archstone
--------------------------------------------------------------------------------


partnership and such other               subject to Federal income tax on income
partnerships that is considered          that is not distributed and also may be
"passive income" generally can be        subject to Federal income and excise
offset against income and loss from      taxes in some circumstances. The
other investments that constitute        maximum Federal income tax rate for
"passive activities" unless the          corporations under current law is 35%.
partnership is considered a "publicly    Distributions paid by Archstone will be
traded partnership," in which case       treated as "portfolio" income and
income and loss from the partnership     cannot be offset with losses from
can only be offset against other         "passive activities." The maximum
income and loss from the partnership     Federal income tax rate for individuals
or such other partnerships.              under current law is 39.6%.

Cash distributions from the              Except to the extent designated as
partnership are not taxable to a         capital gain dividends, distributions
holder of units except to the extent     made by Archstone to its taxable
they exceed such holder's basis in       domestic shareholders out of current or
its interest in the partnership,         accumulated earnings and profits
which will include such holder's         will be taken into account by them as
allocable share of the partnership's     ordinary income. Distributions that are
nonrecourse debt.                        designated as capital gain dividends
                                         generally will be taxed as long-term
Each year, holders of units will         capital gain, subject to some
receive a Schedule K-1 tax form          limitations. Distributions in excess of
containing detailed tax information      current or accumulated earnings and
for inclusion in preparing their         profits will be treated as a
Federal income tax returns.              non-taxable return of basis to the
                                         extent of a shareholder's adjusted
Holders of the units are required,       basis in its common shares, with the
in some cases, to file state income      excess taxed as capital gain.
tax returns and/or pay state
income taxes in the states in which      Each year, shareholders of Archstone
the partnership owns property, even      will receive Form 1099 used by
if they are not residents of those       corporations to report distributions
states.                                  paid to their stockholders.
                                         Shareholders who are individuals
                                         generally will not be required to file
                                         state income tax returns and/or pay
                                         state income taxes outside of their
                                         states of residence with respect to
                                         Archstone's operations and
                                         distributions. Archstone may be
                                         required to pay state income taxes in
                                         certain states.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a description of the Federal income tax consequences to Archstone and its shareholders of the treatment of Archstone as a REIT. Since these provisions are highly technical and complex, each prospective purchaser of the common shares is urged to consult his or her own tax advisor with respect to the Federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the common shares.

     Based upon certain representations of Archstone with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown & Platt, counsel to Archstone, Archstone has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation described in this prospectus and as represented by management will enable it to satisfy the requirements for such qualification.

     This opinion is conditioned upon representations made by Archstone as to factual matters relating to Archstone's organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date hereof. Archstone's qualification and taxation as a REIT will depend on Archstone's ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that Archstone will satisfy such tests on a continuing basis.

     In brief, if certain detailed conditions imposed by the REIT provisions of the Internal Revenue Code are met, entities such as Archstone that invest primarily in real estate and that otherwise would be treated for Federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporations. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT.

     If Archstone fails to qualify as a REIT in any year, however, it will be subject to Federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, Archstone could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

     Archstone's board of trustees believes that Archstone has been organized and operated and currently intends that Archstone will continue to operate in a manner that permits it to qualify as a REIT. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on Archstone continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on Archstone's operating results.

     The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described herein, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to various types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the Federal income tax laws.

Taxation of Archstone

     General

     In any year in which Archstone qualifies as a REIT, in general it will not be subject to Federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. Archstone may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. Under recently enacted legislation, to the extent that Archstone elects to retain and pay income tax on its net long-term capital gain, shareholders are required to include their proportionate share of Archstone's undistributed long-term capital gain in income but receive a credit for their share of any taxes paid on such gain by Archstone.

     Notwithstanding its qualification as a REIT, Archstone may also be subject to taxation in other circumstances. If Archstone should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a 100% tax on the greater of the amount by which Archstone fails to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect Archstone's profitability. Archstone will also be subject to a tax of 100% on net income from any "prohibited transaction," as described below, and if Archstone has net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if Archstone should fail to distribute during each calendar year at least the sum of:

     (1)  85% of its REIT ordinary income for such year;

     (2) 95% of its REIT capital gain net income for such year, other than capital gains Archstone elects to retain and pay tax on as described below; and

     (3) any undistributed taxable income from prior years, Archstone would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     To the extent that Archstone elects to retain and pay income tax on its long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. Archstone may also be subject to the corporate "alternate minimum tax", as well as tax in various situations and on some types of transactions not presently contemplated. Archstone will use the calendar year both for Federal income tax purposes and for financial reporting purposes.

     In order to qualify as a REIT, Archstone must meet, among others, the following requirements:

     Share ownership test

     Archstone's shares must be held by a minimum of 100 persons for at least 335 days in each taxable year, or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the shares of Archstone may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. Pursuant to the constructive ownership rules, Security Capital Group's ownership of shares is attributed to its shareholders for purposes of the 50% test. If Archstone complies with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares were held, actually or constructively, by five or fewer individuals, then Archstone will be treated as meeting such requirement.

     In order to ensure compliance with the 50% test, Archstone has placed restrictions on the transfer of the shares to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury regulations, Archstone must maintain records which disclose the actual ownership of its outstanding shares and such regulations impose penalties against Archstone for failing to do so. In fulfilling its obligations to maintain records, Archstone must and will demand written statements each year from the record holders of designated percentages of shares disclosing the actual owners of such shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of Archstone's records. A shareholder failing or refusing to comply with Archstone's written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of Archstone's shares and other information. In addition, Archstone's declaration of trust provides restrictions on the transfer of shares that are intended to assist Archstone in continuing to satisfy the share ownership requirements. For more information, see "Description of common shares--Restriction on size of holdings of shares." Archstone intends to enforce the 9.8% limitation on ownership of its shares to assure that its qualification as a REIT will not be compromised.

     Asset tests

     At the close of each quarter of Archstone's taxable year, Archstone must satisfy tests relating to the nature of its assets determined in accordance with generally accepted accounting principles. First, at least 75% of the value of Archstone's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of Archstone's assets generally may be invested without restriction, securities in this class may not exceed either, in the case of securities of any non-government issuer, 5% of the value of Archstone's total assets, or 10% of the outstanding voting securities of any one issuer. Where Archstone invests in a partnership, it will be deemed to own a proportionate share of the partnership's assets.

     Gross income tests

     There are two separate percentage tests relating to the sources of Archstone's gross income which must be satisfied for each taxable year. For purposes of these tests, where Archstone invests in a partnership, Archstone will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of Archstone as it has in the hands of the partnership.

     1. The 75% test. At least 75% of Archstone's gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

     (1)  rents from real property, except as modified below;

     (2) interest on obligations collateralized by mortgages on, or interests in, real property;

     (3) gains from the sale or other disposition of "dealer property," which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of Archstone's trade or business;

     (4) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares;

     (5)  abatements and refunds of real property taxes;

     (6) income from the operation, and gain from the sale, of "foreclosure property," which means property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property;

     (7) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and

     (8) certain qualified temporary investment income attributable to the investment of new capital received by Archstone in exchange for its shares during the one-year period following the receipt of such capital.

     Rents received from a resident will not, however, qualify as rents from real property in satisfying the 75% test, or the 95% gross income test described below, if Archstone, or an owner of 10% or more of Archstone, directly or constructively owns 10% or more of such resident. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rent from real property, Archstone generally must not operate or manage the property or furnish or render services to residents, other than through an "independent contractor" from whom Archstone derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by Archstone are "usually or customarily rendered" in connection with the rental of multifamily units for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience." However, a REIT is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed one percent of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation.

     2. The 95% test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of Archstone's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of shares or other securities that are not dealer property. Dividends, other than on REIT shares, and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to Archstone under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by Archstone to hedge indebtedness incurred or to be incurred (and any gain from the sale or other disposition of these instruments) are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

     For purposes of determining whether Archstone complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding foreclosure property, unless such property is held by Archstone for at least four years and certain other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto are satisfied. For more information, see "--Taxation of Archstone --General."

     Even if Archstone fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if: (1) Archstone's failure to comply was due to reasonable cause and not to willful neglect; (2) Archstone reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (3) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, Archstone will nonetheless be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

     Annual distribution requirements

     In order to qualify as a REIT, Archstone is required to make distributions, other than capital gain dividends, to its shareholders each year in an amount at least equal to:

     (1)  the sum of

          (a) 95% of Archstone's REIT taxable income, computed without regard to the dividends paid deduction and the REIT's net capital gain, and

          (b) 95% of the net income after tax, if any, from foreclosure property, minus

     (2) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Archstone timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Archstone does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Archstone may, with respect to undistributed net long-term capital gains it received during the taxable year, designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if Archstone made this designation, the shareholders of Archstone would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by Archstone and Archstone would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of Archstone would be deemed to have paid such shareholder's share of the tax paid by Archstone on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his Archstone shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by Archstone.

     Archstone intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that Archstone may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing Archstone's REIT taxable income on the other hand. To avoid any problem with the 95% distribution requirement, Archstone will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

     If Archstone fails to meet the 95% distribution requirement as a result of an adjustment to Archstone's tax return by the IRS, Archstone may retroactively cure the failure by paying a "deficiency dividend," plus applicable penalties and interest, within a specified period.

     Failure to qualify

     If Archstone fails to qualify for taxation as a REIT in any taxable year and relief provisions do not apply, Archstone will be subject to tax, including applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Archstone fails to qualify as a REIT will not be deductible by Archstone, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, Archstone also will be disqualified from reelecting taxation as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of Archstone's shareholders

     Taxation of taxable domestic shareholders

     As long as Archstone qualifies as a REIT, distributions made to Archstone's taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions and undistributed amounts that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed Archstone's actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that Archstone makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder's tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by Archstone in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by Archstone and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Archstone during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of Archstone. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to Archstone shareholders.

     In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from Archstone required to be treated by such shareholder as long-term capital gains.

     The Internal Revenue Service Restructuring and Reform Act of 1998 provides that gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 20%. Pursuant to IRS guidance, Archstone may classify portions of its capital gain dividends as gains eligible for the 20% capital gains rate discussed above or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%.

     Shareholders of Archstone should consult their tax advisor with regard to the application of the changes made by the Internal Revenue Service Restructuring and Reform Act with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

     Backup withholding

     Archstone will report to its domestic shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide Archstone with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, Archstone may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to Archstone.

     Taxation of tax-exempt shareholders

     The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT", based upon the ruling, the analysis therein and the statutory framework of the Internal Revenue Code, distributions by Archstone to a shareholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that Archstone, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

     However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT if such REIT would not have qualified as a REIT but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of shares of the REIT and at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts, each owning more than a 10% interest by value in the REIT, hold in the aggregate more than 50% by value of the interests in such REIT.

Taxation of foreign shareholders

     Archstone will qualify as a "domestically-controlled REIT" so long as less than 50% in value of its shares is held by foreign persons, nonresident aliens and foreign corporations, partnerships, trusts and estates. It is currently anticipated that Archstone will qualify as a domestically controlled REIT.
Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.

     Distributions of cash generated by Archstone's real estate operations, but not by its sale or exchange of such communities, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files with Archstone the required form evidencing such lower rate or unless the foreign shareholder files an Internal Revenue Service Form 4224 with Archstone claiming that the distribution is "effectively connected" income. Recently promulgated Treasury Regulations revise in some respects the rules applicable to foreign shareholders with respect to payments made after December 31, 1999.

     Distributions of proceeds attributable to the sale or exchange by Archstone of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. Archstone is required by applicable Treasury Regulations to withhold 35% of any distribution to a foreign person that could be designated by Archstone as a capital gain dividend; this amount is creditable against the foreign shareholder's Foreign Investment in Real Property Tax Act tax liability.

     The Federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors in Archstone should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in Archstone.

Other tax considerations

     Possible legislative or other actions affecting tax consequences

     Prospective shareholders should recognize that the present Federal income tax treatment of an investment in Archstone may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in Federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in Archstone.

     State and local taxes

     Archstone and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Archstone and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Offered Securities of Archstone.

     Each prospective purchaser is advised to consult with his or her tax advisor regarding the specific tax consequences to him or her of the purchase, ownership, and sales of Archstone common shares in an entity electing to be taxed as a real estate investment trust, including the Federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

                              SELLING SHAREHOLDERS

     Persons who receive common shares when they exchange their units and who are not, now or at the time of exchange, affiliates of Archstone may resell those common shares without having to register them under the Securities Act of 1933. However, those persons who receive common shares when they exchange their units and who may be affiliates of Archstone may need to register the resale of those common shares under the Securities Act of 1933. They may use this prospectus and the registration statement of which this prospectus is a part to offer and sell those common shares.

     The table below lists each person who may receive common shares in exchange for units and shows the number of common shares which each person may receive in exchange for their units as well as the total number of common shares which each person owned before this offering which includes common shares they could receive by exchanging their units. Since the holders of units may exchange all, some or none of their units for common shares and may then sell all, some or none of their common shares, Archstone cannot determine the number of common shares which each person will own after this offering. If, however, any person listed below sold all of their common shares, none of them would hold one percent or more of Archstone's outstanding shares.


                                   Number of Common        Total Number of
                                   Shares Which May         Common Shares
                                    Be Received in           Owned Prior
Name                              Exchange for Units       to this Offering
----                              ------------------       ----------------
E.C. Griffith Co.                      108,786                 108,786
White-Cavu Limited Partnership          17,335                  17,335
Thomas A. Hunter, III                   87,152                  87,152
G. Dan Page, Jr.                        73,696                  73,696
Joseph E. Kaylor                        12,764                  12,764
Dean R. Devillers                       22,573                  22,573
Elm Land Co.                           183,229                 183,229
The Springs Company                    121,561                 121,561
Close Family Partnership               193,148                 193,148
Zeb Rea                                 20,358                  20,358
William A. White, Jr.                   68,325                  68,325


                              PLAN OF DISTRIBUTION

     This prospectus relates to the possible issuance by Archstone of up to 908,927 common shares if, and to the extent that, holders of units exchange their units for common shares. This prospectus also relates to the offer and sale by persons who may be affiliates of Archstone of those common shares from time to time. Archstone has registered the common shares to enable the holders of units who may be affiliates of Archstone to resell the common shares from time to time, but the registration of the common shares does not necessarily mean that those shareholders will offer or sell any of the common shares.

     Archstone will not receive any additional consideration when it issues common shares to the holders of units upon exchange of their units. Also, Archstone will not receive any of the proceeds when the shareholders sell any of those common shares. The selling shareholders and any agents or broker-dealers that participate in the distribution of those common shares may be deemed to be underwriters under the Securities Act of 1933, and any commissions they receive and any profits they earn from selling the common shares may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

     Each time the selling shareholders offer any of the common shares, they will distribute a prospectus supplement with the names of any agents or broker-dealers, any commissions or discounts and other compensation from the selling shareholders and any other required information. The selling shareholders may sell the common shares from time to time at varying prices determined at the time of sale or at negotiated prices.

     In order to comply with the securities laws of certain states, if applicable, the selling shareholders may sell the common shares only through registered or licensed agents or broker-dealers. In addition, in certain states, the selling shareholders may not sell the common shares unless they register or qualify those common shares for sale in that state or comply with an available exemption from registration or qualification.

     Archstone has agreed to pay all expenses incurred in registering the common shares, including fees and disbursements of Archstone's counsel. However, the selling shareholders must pay their own brokerage discounts and commissions and the costs, fees and disbursements of their own counsel. Archstone estimates that the expenses in connection with the registration and sale of the shares registered hereby will be approximately $32,500, all of which Archstone will pay.

     The Transfer and Registration Rights Agreement also requires Archstone to indemnify the holders of units and their respective directors, officers, employees, agents and partners and any person who controls any limited partner against certain losses, claims, damages, liabilities and expenses arising under the securities laws. Each holder of units must indemnify Archstone and its trustees, officers, employees and agents and any person who controls Archstone against certain losses, liabilities, claims, damages, liabilities and expenses arising under the securities laws with respect to written information furnished to Archstone by that holder of units.

     Archstone may from time to time issue up to 908,927 common shares upon the exchange of units. Archstone will acquire one unit in the partnership in exchange for each common share which Archstone issues to holders of units pursuant to this prospectus. As a result, with each exchange, Archstone's interest in the partnership will increase.

                                    EXPERTS

     The financial statements and schedule of Archstone as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. With respect to the unaudited interim financial information for the periods ended March 31, 1999 and 1998, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1999, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                                 LEGAL MATTERS

     Mayer, Brown & Platt will issue an opinion for Archstone on the validity of the common shares offered. Mayer, Brown & Platt has in the past represented and is currently representing Archstone and some of its affiliates, including Security Capital Group.

                      WHERE YOU CAN FIND MORE INFORMATION

     Archstone files annual, quarterly and current reports, proxy statements and other information with the SEC. Archstone's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document Archstone files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also read any document Archstone files with the SEC at the offices of the NYSE.

     We filed a registration statement on Form S-3 with the SEC. This prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for more information about us and our common stock. Statements in this prospectus about any contract or any other document are not necessarily complete and you should refer to the copy of that contract or other document which we filed as an exhibit to the registration statement. You may read a copy of the registration statement at any of the sources described above.

     The SEC allows Archstone to "incorporate by reference" the information it files with them, which means that Archstone can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Archstone files later with the SEC will automatically update and supersede this information. Archstone incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is terminated.

     . Archstone's Annual Report on Form 10-K for the year ended December 31, 1998;

     .    Archstone's Current Report on Form 8-K dated February 11, 1999;

     . Archstone's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     . The description of Archstone's common shares contained in Archstone's registration statement on Form 8-A, as amended; and

     . The description of Archstone's preferred share purchase rights contained in Archstone's registration statement on Form 8-A, as amended.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

               Secretary
               Archstone Communities Trust
               7670 South Chester Street
               Englewood, Colorado 80112
               (303) 708-5959

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution.
         -------------------------------------------

     The following table sets forth the estimated expenses in connection with the registration and sale of the shares registered hereby, all of which will be paid by the registrant:


     SEC registration fee...................................  $ 5,559
     Transfer agent's fees..................................  $ 2,500
     Legal fees and expenses................................  $20,000
     Accounting fees and expenses...........................  $ 2,500
     Miscellaneous expenses.................................  $ 1,941
                                                              -------
     Total..................................................  $32,500
                                                              =======

Item 15. Indemnification of directors and officers.
         -----------------------------------------

     The Maryland statutory law governing real estate investment trusts permits a real estate investment trust to indemnify or advance expenses to trustees, officers, employees and agents of the real estate investment trust to the same extent as is permitted for directors, officers, employees and agents of a Maryland corporation under Maryland statutory law. Under the registrant's declaration of trust, the registrant is required to indemnify each trustee, officer, employee and agent to the fullest extent permitted by Maryland law, as amended from time to time, against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a trustee, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and to pay or reimburse reasonable expenses, as such expenses are incurred, of each trustee in connection with any such proceedings.

     Additionally, the registrant has entered into indemnity agreements with each of its officers and trustees which provide for reimbursement of all expenses and liabilities of the officer or trustee, arising out of any lawsuit or claim against the officer or trustee due to the fact that he was or is serving as an officer or trustee, except for liabilities and expenses (i) the payment of which is judicially determined to be unlawful, (ii) relating to claims under Section 16(b) of the Securities Exchange Act of 1934 or (iii) relating to judicially determined criminal violations.

Item 16.  Exhibits and financial statement schedules.
          ------------------------------------------

     See the exhibit index which is incorporated by reference.

Item 17. Undertakings.
         ------------

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado on June 7, 1999.

                              ARCHSTONE COMMUNITIES TRUST


                                 /s/ Jeffrey A. Klopf
                              By:_______________________________________________
                                     Jeffrey A. Klopf
                                     Senior Vice President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and on the dates indicated.

             Name                          Title                   Date
             ----                          -----                   ----
/s/ R. Scot Sellers*            Chairman and Chief Executive   June 7, 1999
------------------------------  Officer (Principal Executive
R. Scot Sellers                 Officer)


/s/ Charles E.Mueller, Jr.*     Chief Financial Officer and    June 7, 1999
------------------------------  Senior Vice President
Charles E. Mueller, Jr.         (Principal Financial Officer)


/s/ Williams Kell*              Controller and Senior Vice     June 7, 1999
------------------------------  President
William Kell

/s/ James A. Cardwell*          Trustee                        June 7, 1999
------------------------------
 James A. Cardwell

/s/ Ned S. Holmes*              Trustee                        June 7, 1999
------------------------------
 Ned S. Holmes

/s/ John T. Kelley III*         Trustee                        June 7, 1999
------------------------------
John T. Kelley III

/s/ Calvin K. Kessler*          Trustee                        June 7, 1999
------------------------------
Calvin K. Kessler

/s/ Constance B. Moore*         Trustee                        June 7, 1999
-----------------------------
Constance B. Moore

/s/ James H. Polk III*          Trustee                        June 7, 1999
-----------------------------
James H. Polk III

/s/ John M. Richman*            Trustee                        June 7, 1999
-----------------------------
John M. Richman

/s/ John C. Schweitzer*         Trustee                        June 7, 1999
-----------------------------
John C. Schweitzer

*By /s/ Jeffrey A. Klopf
    -------------------------
         Jeffrey A. Klopf
         Attorney in Fact

                               INDEX TO EXHIBITS

Exhibit
Number                            Document Description
-------                           --------------------
    3.1    Amended and Restated Declaration of Trust of the Registrant
           (incorporated by reference to exhibit 4.1 to the Registrant's Current
           Report on Form 8-K dated July 7, 1998).

    3.2 Amended and Restated Bylaws of the Registrant (incorporated by reference to exhibit 4.2 to the Registrant's Current Report on Form 8-K dated July 7, 1998).

    4.1    Agreement of Limited Partnership of Atlantic Multifamily Limited
           Partnership-I, dated as of April 30, 1998 among SCA-I Incorporated and various individuals and entities (incorporated by reference to exhibit 10.1 to the Form 8-K of Security Capital Atlantic
           Incorporated dated June 20, 1998).

    4.2 Transfer and Registration Rights Agreement dated as of April 30, 1998 among Security Capital Atlantic Incorporated and certain individuals and entities.*

      5 Opinion of Mayer, Brown & Platt as to the legality of the securities offered.*

      8    Opinion of Mayer, Brown & Platt as to certain tax matters.*

     15    Acknowledgment Letter of KPMG LLP.

   23.1    Consent of KPMG LLP.

   23.2    Consent of Mayer, Brown & Platt.*

     24    Power of Attorney.*

*Previously filed.